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                                                                   EXHIBIT 23(A)

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Chiquita Brands International, Inc. for the registration of $500,000,000 of debt securities, preferred stock, depositary shares, common stock and securities warrants and to the incorporation by reference therein of our report dated February 27, 1995, except for Note 1 as to which the date is December 20, 1995, with respect to the consolidated financial statements and schedules of Chiquita Brands International, Inc. for the year ended December 31, 1994 included in its Form 8-K, filed with the Securities and Exchange Commission.

                                               /s/  ERNST & YOUNG LLP

Cincinnati, Ohio
February 7, 1996